EXHIBIT 99.1

ELITE PHARMACEUTICALS ANNOUNCES BRIDGE LOAN FACILITY

NORTHVALE, N.J. – October 16, 2013 – Elite Pharmaceuticals, Inc. ("Elite”) (OTCBB: ELTP) announced today that it has entered into a credit line agreement (“Credit Line”) with Nasrat Hakim, Elite’s President and Chief Executive Officer. Pursuant to this agreement, Mr. Hakim has agreed to provide to Elite a line of credit not to exceed $1,000,000. Proceeds will be used to support Elite’s acceleration of product development activities.

Pursuant to the agreement, Elite has access to a line of credit in the maximum principal amount not to exceed $1,000,000. The Loan carries an annual interest rate of 10%, with such interest to be paid quarterly. The Loan will mature on June 30, 2015. Elite may prepay any amounts of the Loan without penalty. Elite may borrow, repay, and reborrow under the Loan.

Additional details regarding the loan will be included in a Current Report on Form 8-K which will be filed with the Securities and Exchange Commission.

Mr. Hakim stated that “this credit line matches the credit line already extended by our Chairman, Mr. Jerry Treppel, and when combined with the previously established Lincoln Park equity line, is another step in our endeavor to secure the critical mass financing which is required for the further development and eventual commercialization of products utilizing Elite’s patented abuse resistant technology. I firmly believe in the superiority of Elite’s technology and am grateful to Elite’s Board for allowing me to demonstrate my confidence by providing much needed funding to help Elite achieve its potential.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has six commercial products currently being sold, an additional product approved and soon to be launched, eleven approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com